EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and effective as of the 26th day of March, 2016 (the “Effective Date”), by and between TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Company”), and ROBERT B. BARNHILL, JR. (“Executive”).

BACKGROUND

A.                                    Pursuant to an Employment Agreement dated August 31, 2006 (the “2006 Employment Agreement,” and as heretofore amended (i) in December 2008 by Amendment No. 1, (ii) in May 2010 by Amendment No. 2, and (iii) in February 2014 by Amendment No. 3, the “Existing Employment Agreement”), Executive currently serves as President, Chief Executive Officer (“CEO”), and Chairman of the Board (“Chairman”) of the Company. The term of employment provided for under the Existing Employment Agreement is scheduled to expire, and but for this Agreement would expire, at the end of the Company’s fiscal year ending in 2016.

B.                                    The Company is actively reinventing its business as the convergence of wireless technology and the Internet revolutionizes the way people live, work, and play. New systems and applications are creating challenges and opportunities at an unprecedented rate, and the Company’s goal is to make a fundamental difference in its new and existing customers’ success in deploying wireless systems.

C.                                    The Company and Executive, who is the Company’s founder and a substantial shareowner, recognize that reinventing the Company’s business requires the Company to initiate and implement effective leadership succession. Consequently, the Company wishes to secure Executive’s continued service to the Company as its President, Chief Executive Officer, and Chairman beyond the end of the Company’s fiscal year ending in 2016 while the Company identifies and engages a successor President and CEO during the Company’s fiscal year ending in 2017 and implements leadership transition. Executive has committed to serve during this transition as Executive Chairman and to transition to the successor CEO the knowledge and accountabilities to drive the transformations underway to expand into new markets, offer end-to-end wireless system deployment solutions, develop strategic relationship selling, and execute Internet-based marketing and e-commerce, all with the goal of achieving extraordinary growth and shareowner value.

D.                                    Under the 2006 Employment Agreement as amended by Amendment No. 2, the “Regular Term” of Executive’s employment extended for an eight-fiscal-year period, through the Company’s fiscal year ending in 2014, and was followed by a two-fiscal-year “Transition Period,” extending through the Company’s fiscal year ending in 2016, during which it was anticipated that Executive would (i) serve as Executive Chairman of the Board of Directors of the Company (the “Board”) and (ii) transition his responsibilities as President and CEO to a new President and CEO and thereafter serve as senior advisor to the new CEO and the Board.

E.                                     Subsequently, the Company was desirous of ensuring Executive’s continued services to the Company as President, Chief Executive Officer, and Chairman through the end of the Term, i.e., through the Company’s fiscal year ending in 2016. Accordingly, in February 2014, pursuant to Amendment No. 3 to the 2006 Employment Agreement, the Company and Executive extended the Regular Term of Executive’s employment by two fiscal years, through the Company’s fiscal year ending in 2016, and eliminated the Transition Period.

F.                                      In order to allow for an orderly transition and in an effort to support and enhance the Company’s strategic initiatives, the Company and Executive, as more fully detailed below and subject to the terms and conditions otherwise applicable, wish (i) to extend the Regular Term (during which Executive shall continue to serve as the Company’s CEO and will be available to support the Board in its internal and external recruitment of a new CEO) (the “Regular Term”) to the date that a new CEO commences employment (or possibly an earlier date as hereinafter provided) and (ii) to reinstate the two-year Transition Period that was eliminated by Amendment No. 3 to the 2006 Employment Agreement (with certain changes to the compensation and other provisions applicable thereto) (the “Transition Period”), which Transition Period will begin immediately following the end of the Regular Term and continue for two full years, during which time Executive will serve as Executive Chairman and, after transitioning his responsibilities as President and CEO, will serve as senior advisor to his successor and to the Board. It is anticipated that, after the end of the Transition Period, Executive will continue to provide the benefit of his experience to the Company (including, if serving as such, as a member of the Board).

G.                                    Executive is fully supportive of the Company’s efforts in this regard and is willing to play an active role in the Company’s recruitment effort, and to agree to the extension of the Term and the reinstatement of the Transition Period with certain modifications as hereinafter set forth.

H.                                   The Company and Executive also wish to make certain other modifications to the Existing Employment Agreement, including modifications consistent with “executive compensation best practices” as published by shareholder advisors, and to amend and restate the Existing Employment Agreement in its entirety in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties herein set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Executive intending to be legally bound agree as follows:

1.                                      DEFINED TERMS. As used in this Agreement, the following capitalized terms have the meanings ascribed to them in this Section:

(a)                                 “Benefits” means, for purposes of Section 7, those benefits and perquisites actually afforded to Executive or to which Executive shall be entitled, as contemplated by Section 5(c), immediately before the Termination Date or other date on or as of which Executive’s employment (and therefore the Term) terminates (but excluding health benefits such as medical, prescription drug, dental, or vision coverages if the Company is at such time making the additional monthly payment provided for in Section 5(a)(2)).

(b)                                 “Benefit Equivalent Payment” means, with respect to any Benefit (other than health benefits such as medical, prescription drug, dental, or vision coverages) that, after a Separation from Service, cannot continue to be (or is in fact no longer, without regard to whether it can or cannot continue to be) provided by the Company, an amount equal to the value of such Benefit, grossed up to the extent necessary to offset any additional income tax cost that Executive incurs because such Benefit is no longer provided directly by the Company (the amount of which gross-up payment shall be determined using the highest marginal federal and state income tax rates from time to time applicable to Executive) and the income tax cost of the gross-up payment itself. Any Benefit Equivalent Payments will, if practicable, be paid quarterly, and in any event not less frequently than annually, for the period specified in Section 7.

(c)                                  “Cause” means:

(1)                                 Executive’s willful violation of a Company policy (excluding any act or omission that Executive reasonably believed in good faith to have been in the best interest of the Company), willful commission of an act of fraud or dishonesty, or willful engagement in illegal conduct or gross misconduct, which in each case is materially and demonstrably injurious to the Company;

(2)                                 Executive’s continued failure to substantially perform his duties with the Company or to substantially comply with a specific and lawful directive of the Board (other than a continued failure caused by or attributable to physical or mental illness or infirmity), in each case after a written demand for substantial performance or substantial compliance is delivered to Executive by or on behalf of the Board, which demand is based on a good-faith determination by the Board, after reasonable inquiry, specifically identifying the manner in which the Board believes Executive has not substantially performed his duties or substantially complied with a lawful directive;

(3)                                 Executive’s conviction of (including a plea of nolo contendere to) a crime constituting a felony;

(4)                                 Executive’s embezzlement or criminal diversion of funds; or

(5)                                 Executive’s failure (other than by reason of physical or mental illness or infirmity) to perform or to comply with any material term or condition of this Agreement, which failure:

(i)                                     is of such a nature that it is reasonably capable of being cured, but only if (x) Executive does not cure such failure within thirty (30) days after written notice of such failure or (y) if such failure cannot be cured in such period and the continuation of such failure will not be materially and demonstrably injurious to the Company, Executive does not commence and diligently seek to cure such failure within such period and thereafter continue to seek to cure such failure until cured; or

(ii)                                  is of such a nature that it is not reasonably capable of being cured, in which case Executive shall be given written notice thereof but shall not be entitled to any opportunity to cure such failure.

(d)                                 “Change in Control” means:

(1)                                 any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than, until such time as Executive for the first time hereafter no longer continues to own at least fifteen percent (15%) of the Company’s issued and outstanding common stock, Executive or any affiliate, affiliated person or entity (including any group with which Executive acts in concert), trust, estate, beneficiary, or legatee of Executive) becomes the beneficial owner, directly or indirectly, of shares of the Company’s common stock or other interests in the Company representing fifty percent (50%) or more of the combined voting power of the then-outstanding Company Voting Securities; except that the following shall not constitute or result in a Change in Control: (i) any acquisition of then-outstanding or newly issued Company Voting Securities by the Company or any entity controlled by the Company, (ii) any acquisition of then-outstanding or newly issued Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any increase in the percentage of the then-outstanding Company Voting Securities held by any person that does not involve any acquisition of Company Voting Securities (whether then outstanding or newly issued) by such person but results solely from a reduction in the number of Company Voting Securities outstanding (such as may result from the Company’s acquisition of outstanding Company Voting Securities)); provided, however, that if (A) a person becomes the beneficial owner of 50% or more of the outstanding Company Voting Securities by reason or as a result of an acquisition of Voting Securities by the Company or any entity controlled by the Company as described in clause (i) above or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company as described in clause (ii) above, or as the result of a reduction in the number of Company Voting Securities as described in clause (iii) above, and (B) such person, after such acquisition or reduction, becomes the beneficial owner of any additional Company Voting Securities (other than upon the exercise, conversion, or vesting, as applicable, of any options, warrants, or other rights in respect thereof then previously issued or delivered to such person by the Company in the ordinary course and without the intent or purpose of circumventing the intent of this clause), then such acquisition of additional Company Voting Securities shall, unless another exception otherwise applies, constitute a Change in Control; or

(2)                                 the consummation by the Company of any consolidation or merger or share exchange involving the Company, or any sale or disposition by the Company of all or substantially all of its assets (directly or indirectly, in one transaction or a series of transactions, and including any such sale or disposition implemented through a sale or disposition (including by merger, consolidation, or share exchange) involving some or all of the Company’s subsidiaries or the assets thereof, and where, for purposes of determining “all or substantially all,” those assets owned by one or more direct or indirect subsidiaries of the Company shall be deemed owned by the Company) (each such consolidation, merger, share exchange, or sale or disposition of assets a “Business Combination”), except for:

(i)                                     a Business Combination as a result of which the beneficial owners of outstanding Company Voting Securities immediately before the transaction continue to beneficially own (whether because such Company Voting Securities remain outstanding or because such Company Voting Securities are converted into equity securities of the surviving entity) immediately after the Business Combination is consummated more than fifty percent (50%) of the voting securities of the surviving or ongoing entity (in the case of a consolidation, merger, or share exchange) or the acquiror of such assets (in the case of a sale or disposition of assets), or (in either case) in any other entity that directly or indirectly owns or controls such surviving or ongoing entity or acquiror of assets (including a corporation or other entity that, as a result of the transaction, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (any such surviving, ongoing, acquiring, or other entity the “Successor Entity”) in substantially the same proportions as their ownership of Company Voting Securities immediately before such Business Combination, or

(ii)                                  a Business Combination (A) that Executive has either (x) approved in writing or (y) otherwise unequivocally indicated his approval of (whether by voting to approve the transaction or by directly or indirectly participating in the transaction (whether or not he votes to approve the transaction)), and (B) as a result of which the percentage of the voting securities of the Successor Entity outstanding immediately after the consummation of the transaction beneficially owned by Executive is at least one hundred ten percent (110%) of his percentage ownership of Company Voting Securities immediately before the Business Combination; or

(3)                                 the stockholders of the Company approve a plan of complete liquidation of the Company.

(e)                                  “Code of Conduct” means the Company’s Code of Conduct as from time to time in effect for senior executives of the Company.

(f)                                   “Company Voting Securities” means shares of the Company’s common stock or other securities or interests in the Company entitled to vote generally in the election of the Company’s directors.

(g)                                  “Disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months (i) by reason of which Executive is unable to engage in any substantially gainful activity or (ii) as a result of which Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(h)                                 “Excusable Disqualification Event” means, with respect to Executive’s service as Chairman or Executive Chairman of the Board (or, insofar as is necessary to such service, Executive’s membership on the Board):

(1)                                 the failure or refusal of the Company’s stockholders to reelect Executive to the Board (unless, in connection therewith, the Company has breached its obligation to nominate Executive for reelection to the Board as provided in Section 4(c), but subject to the exceptions contained in Section 4(d)(1)):

(2)                                 the failure or refusal of the Board or the nominating committee of the Board to nominate Executive for reelection to the Board, but only if such failure or refusal does not constitute a breach of the Company’s obligation to nominate Executive for reelection as provided in Section 4(c), but subject to the exceptions contained in Section 4(d)(1); or

(3)                                 the Board’s determination, made by a majority of the directors (other than Executive) in good faith after receipt of advice of counsel, that the Board’s appointment of Executive from among its members to the position of Chairman or Executive Chairman, would result in a violation of its fiduciary duties as directors under applicable law.

(i)                                     “Good Reason” means the occurrence, without Executive’s express prior written consent, of any of the following:

(1)                                 The Company’s assignment to Executive of duties materially inconsistent with Executive’s then-current position, authority, duties, or responsibilities, as specified herein or as modified from time to time by written agreement (subject in any event to the terms hereof, including Section 3(c) and Section 4(b); and other than as a result of Executive’s inability or ineligibility to serve as Chairman or Executive Chairman, or his failure to be reelected to the Board, but only if such inability or ineligibility, or such failure, is caused by an Excusable Disqualification Event or results from (or is reasonably impracticable or unexpected under the circumstances following) a Change in Control);

(2)                                 Any (x) material diminution in the scope of Executive’s authority or (y) requirement that Executive report other than directly to the Board (in the case of either (x) and (y), subject in any event to the terms hereof, including Section 3(c) and Section 4(b); and other than, in the case of (x): (i) as expressly contemplated herein at the end of the Regular Term, (ii) during the Transition Period, or (iii) as a result of Executive’s inability or ineligibility to serve as Chairman or Executive Chairman, or his failure to be reelected to the Board, but only if such inability or ineligibility, or such failure, is caused by an Excusable Disqualification Event or results from (or is reasonably impracticable or unexpected under the circumstances following) a Change in Control; and other than, in the case of (y), as a result of a Change in Control);

(3)                                 Any reduction in Executive’s base salary (other than as expressly contemplated herein);

(4)                                 The Company’s failure to substantially perform or comply with any other material term or provision of this Agreement; or

(5)                                 The Company’s requiring Executive to be based, during the Regular Term, at a location outside of a thirty five (35) mile radius of the location of the Company’s current principal office, which is 375 West Padonia Road, Timonium, MD 21093;

and: (x) if the same is capable of being rectified, the failure of the Company to rectify the same within thirty (30) days after written demand specifically identifying the occurrence is delivered by Executive to the Company or (y) if the same is not capable of being rectified in such period of time, the failure of the Company to commence diligently to seek to rectify the same within such period and thereafter to continue to seek to rectify such failure until rectified (unless before the expiration of the cure period allowed in (x) or (y), other terms of this Agreement become applicable, or circumstances change, on account of the start of the Transition Period or a Change in Control, resulting in there no longer being a basis for Good Reason, in which case the previously underlying basis for Good Reason shall be deemed to have been rectified). For the avoidance of doubt, any prospective action that would, if actually taken or implemented, otherwise constitute Good Reason through application of (1) or (2) above (after the expiration without cure of the applicable notice and cure period provided for above and absent the start of the Transition Period or a Change in Control on account of which the underlying basis is deemed rectified as described above) shall not in any event be deemed to have occurred unless and until such action is actually taken or implemented. In particular, and solely by way of illustration, a material diminution in the scope of Executive’s authority or any change in Executive’s title that would result from a prospective Change in Control shall not, for purposes hereof, be deemed to have occurred until the Change in Control has actually occurred.

(j)                                    “Incentive Compensation” means, for any fiscal year of the Company, the cash incentive bonus paid or payable to Executive pursuant to the Compensation Plan for such fiscal year.

(k)                                 “Separation from Service” means an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty six (36) month period (or the full period during which Executive performed services for the Company, if that is less than thirty six (36) months). Without limiting the generality of the foregoing, a “Separation from Service” includes (but is not limited to, and the term is not synonymous with) a termination of employment.

(l)                                     “Termination Date” means a date as of which Executive’s employment terminates, but only if (i) the termination of employment is one that may be effected pursuant to and as specified in a Termination Notice given pursuant to the applicable subsection of Section 7 providing for the giving of a Termination Notice and (ii) other than in the case of a termination of employment due to Disability pursuant to Section 7(d), at the time the Termination Date would otherwise occur, there has not previously occurred a Separation from Service. As so defined and used herein, the term “Termination Date” may not necessarily encompass every possible date as of which Executive’s employment could or does terminate, since, for example, “Termination Date” does not include the date of Executive’s death, as of which date (if it occurs before the end of the Term) Executive’s employment hereunder (and therefore the Term) will terminate, notwithstanding that there may have been an earlier Separation from Service.

(m)                             “Termination Notice” means a written Termination Notice given by the Company or by Executive as contemplated by Section 7.

(n)                                 Additional Terms. The following terms are defined elsewhere in this Agreement:

“2006 Employment Agreement”	Recital A

“Board”	Recital D

“Business Combination”	Section 1(d)(2)

“Code”	Section 1(o)

“CEO”	Recital A

“CEO Start Date”	Section 3(b)

“Chairman”	Recital A

“Compensation Plan”	Section 5(b)(1)

“Exchange Act”	Section 1(d)(1)

“Existing Employment Agreement”	Recital A

“Life Insurance Payments”	Section 5(d)

“Outstanding Voting Securities”	Section 1(d)(1)

“PSUs”	Section 5(e)

“Regular Term”	Recital F

“Restriction Period”	Section 8(b)(2)

“Restriction Period Commencement Date”	Section 8(b)(2)

“SERP”	Section 5(f)

“Successor Entity”	Section 1(d)(2)(i)

“Target Bonus”	Section 5(b)(3)

“Term”	Section 3(a)

“Transition Period”	Recital F

(o)                                 References to Internal Revenue Code. References in this Agreement to the Internal Revenue Code (or the “Code”) are to the Internal Revenue Code of 1986, as from time to time amended.

2.                                      EMPLOYMENT. The Company agrees to continue to employ Executive, and Executive agrees to continue to be employed, on the terms and subject to the conditions set forth in this Agreement.

3.                                      TERM.

(a)                                 The term of Executive’s employment with the Company under this Agreement (the “Term”), which period shall consist of the Regular Term and the Transition Period, commenced as of the Effective Date under the 2006 Employment Agreement and shall continue until the second anniversary of the last day of the Regular Term (when the Term will expire), unless Executive’s employment sooner terminates as provided in or contemplated by any of subsections (b), (c), (d), (e), or (f) of Section 7, whereupon the Term shall end.

(b)                                 The Regular Term shall continue (x) through the last day of the Company’s fiscal year ending in 2018 (whereupon the Transition Period shall immediately commence as of the next succeeding day), or, if earlier, (y) until the earliest of the following three dates: (i) if Executive’s employment terminates as provided in Section 7 (including upon a Termination Date), the date as of which Executive’s employment terminates (which shall also be the last day of the Term); (ii) the date specified by the Company as the last day of the Regular Term pursuant to and in accordance with subsection (c) of this Section 3 (whereupon the Transition Period shall commence as of the next succeeding day); and (iii) if the Company, as approved by the Board, hires or otherwise engages a successor CEO on either an interim or permanent basis, the date determined by the Board as the date on or as of which such successor CEO has commenced or will commence to serve in such capacity (such date, the “CEO Start Date”), whereupon the Regular Term will terminate and the Transition Period shall immediately commence as of the next succeeding day.

(c)                                  Notwithstanding subsection (b), provided the CEO Start Date has not theretofore occurred and, accordingly, the Transition Period has not theretofore commenced (and will not, or is not reasonably expected by the Board to, commence) on or before the last day of the Company’s fiscal year ending in 2017, the Company may, by giving not less than thirty (30) nor more than ninety (90) days’ prior written notice to Executive, elect to terminate the Regular Term effective as of a date specified in such notice that is not earlier than the last day of the Company’s fiscal year ending in 2017, which date (even though a successor CEO may not theretofore have been identified or engaged) shall be the last day of the Regular Term (whereupon the Transition Period shall immediately commence as of the next succeeding day and thereafter continue until the second anniversary of the end of the Regular Term (when the Transition Period and the Term will expire), unless Executive’s employment sooner terminates as provided in Section 7 (including upon a Termination Date), whereupon the Term shall end). Any such termination of the Regular Term by the Company pursuant to this subsection (c) shall not be treated as a termination of Executive’s employment by the Company (with or without Cause or otherwise), nor give rise to or serve as a basis for any claim of termination by Executive for Good Reason, and shall not have the effects set forth in Section 7 (and specifically Section 7(b)(7)) of this Agreement.

4.                                      DUTIES.

(a)                                 During the Regular Term, Executive shall serve as, and have responsibilities and authority consistent with the position of, full-time President, CEO, and (subject to Section 4(c) below) Chairman. Executive’s specific responsibilities and authority shall be as from time to time provided in the Company’s Bylaws and established by the Board, to which Executive shall report, but shall not without Executive’s written consent and subject to Section 4(c) be materially diminished during the Regular Term compared with Executive’s responsibilities and authority on the Effective Date to an extent that would constitute Good Reason. Executive shall devote substantially all of Executive’s business time, energy, and skill to the performance of his duties under this Agreement and shall devote commercially reasonable efforts and attention to such duties. Notwithstanding the foregoing, the Company acknowledges that Executive has investment, charitable, and professional interests and obligations to which he will attend on a continuing basis, but Executive represents and covenants that these activities will not materially interfere with the performance of his duties hereunder.

(b)                                 During the Transition Period, Executive shall serve in the role of Executive Chairman (for as long as he continues to be a member of the Board), subject, however, to Section 4(c) below. In such role, Executive shall initially (as and to the extent from time to time specified by the Board) be responsible during the beginning of the Transition Period for transition of the leadership of the Company to such person or persons as are selected by the Board (which person or persons shall, except as may otherwise be determined by the Board, report to the Board and not to Executive), and thereafter during the Transition Period, Executive shall (as and to the extent from time to time specified by the Board) serve as a senior advisor to such person or persons, and to the Board, using his experience and status as founder and as (then) past CEO to help support the Company’s growth strategy and development. During the Transition Period, the Board may assign to Executive, and Executive shall have, such other generally established or specific executive duties, responsibilities, and authority consistent with Executive’s role as Executive Chairman as shall from time to time be determined, defined or redefined by the Board in its sole discretion, to which Executive shall report. The Board may in its discretion from time to time during the Transition Period relieve Executive from any or all duties, responsibilities, or authority, whether assigned to Executive herein or defined or redefined from time to time by the Board, and in no event shall the taking by the Board of any such action, or the taking by the Company of any other action in furtherance thereof or to implement the same (including requiring that Executive be based at a location of his choice other than the offices of the Company), constitute “Good Reason” or give rise to a claim of actual or constructive termination of employment. During the Transition Period: (i) Executive may choose (subject to the Board’s exercise of its discretion as set forth above), but shall not be required, to devote more than twenty (20) days per calendar quarter to the performance of his duties and responsibilities and (ii) the Company shall continue to provide Executive with an executive assistant to support Executive in a manner consistent with the needs of Executive in light of his duties and responsibilities for or with the Company from time to time. The Company and Executive both recognize that the level of bona fide services that will be provided by Executive during the Transition Period is difficult to determine with any certainty as of the Effective Date and may fluctuate during the Transition Period, but the occurrence of a Separation from Service on account of any reduction in bona fide services to be performed during the Transition Period as contemplated by or provided for in this subsection or elsewhere in this Agreement shall not, of itself, constitute a termination of Executive’s employment or alter, impair, or affect any of the Company’s rights or obligations under this Agreement.

(c)                                  The Company and Executive acknowledge that the ability of Executive to serve on the Board, and hence to serve as and to hold the titles of “Chairman” and “Executive Chairman,” is dependent and conditioned upon Executive’s being nominated from time to time by the Board (or the nominating committee thereof) for election to the Board, Executive’s then being elected from time to time to serve on the Board by the stockholders of the Company, and, upon the election of Executive to serve on the Board, the designation of Executive by the Board to serve as Chairman or Executive Chairman. Accordingly, the Company agrees that, except to the extent provided in subsection (d)(1), Executive shall, during the Term, continue to be nominated to serve on the Board as his term would otherwise from time to time expire.

(d)           Notwithstanding subsections (a), (b), and (c):

(1)           If the Board, by a majority vote of its members (excluding Executive), determines in good faith after receipt of advice of counsel that nominating Executive to serve on the Board would result in a breach of its fiduciary duties as directors under applicable law (or, in the case of the nominating committee, a violation of its charter), neither the Board nor the nominating committee shall have any obligation to nominate Executive for election to the Board; and

(2)           If (i) the stockholders for any reason do not reelect Executive to the Board or (ii) even if Executive is reelected, the Board, by a majority vote of its members (excluding Executive), determines in good faith after receipt of advice of counsel that its appointment of Executive from among the members of the Board to the position of Chairman or Executive Chairman would result in a violation of its fiduciary duties as directors under applicable law, then Executive shall not, and shall not be entitled to, hold such titles or serve in such capacity or position beyond his then current term as such. Nevertheless, and in either such case, insofar as the same is not inconsistent with its fiduciary duties, the Board shall instead permit Executive during such period to hold a title and to serve the Company in a capacity as similar as reasonably practicable to that which he would have held or that in which he would have served the Company hereunder had he been so elected or such determination not been made, and within the limits of such duties the Board will take, or direct the Company to take, commercially reasonably steps (including offering to Executive observation rights on the Board) to so allow or provide. In no event, however, shall the fact that, under the specific circumstances described in this subsection (d), Executive (i) is not nominated for reelection as a director, (ii) is no longer a director, or (iii) is not appointed to serve as Chairman or Executive Chairman constitute Good Reason or a breach or default by either party to this Agreement or effect a termination of Executive’s employment or this Agreement, or otherwise affect any of Executive’s or the Company’s rights or obligations hereunder (other than the obligation on the part of Executive to serve as Chairman or Executive Chairman).

5.             COMPENSATION AND BENEFITS.

(a)           Base Salary.

(1)           Commencing with the start of the Company’s fiscal year ending in 2017 and continuing for the remainder of the Regular Term (and, as provided in Section 5(a)(2), during any portion of the Transition Period that falls within the Company’s fiscal year ending in 2017), Executive shall be paid a base salary at the rate of $700,000 per year, subject to such increases (but not decreases), if any, as the Compensation Committee and the Board from time to time determine are appropriate.

(2)           During the Transition Period, Executive shall be paid a base salary as follows: (i) during the portion (if any) of the Transition Period that falls within the Company’s fiscal year ending in 2017, at the rate of $700,000 per year, subject to such increases (if any) as the Compensation Committee and the Board from time to time determine are appropriate, and (ii) during any portion of the Transition Period that falls within any fiscal year ending after the Company’s fiscal year ending in 2017, at the rate of $450,000 per year, in each case increased by $4,000 per month for each month during the Transition Period for which Executive and his wife are not eligible to participate (or, having determined that eligibility to participate is reasonably in doubt, do not in fact participate) in the Company’s plans or programs providing health benefits (such as medical, prescription drug, dental, or vision coverages). Executive shall not be entitled to receive during the Transition Period any fees for attending meetings of the Board or committees thereof as are otherwise provided to nonexecutive members of the Board, but Executive shall be entitled to reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties, including reimbursement of expenses incurred in connection with attending meetings of the Board and committees thereof on the same terms as apply to other members of the Board.

(b)           Incentive Compensation.

(1)           For each fiscal year of the Company that begins during the Regular Term (including the fiscal year during which the Transition Period commences but, with respect to such fiscal year, with the modifications set forth in paragraph (3) of this subsection 5(b)), Executive shall participate with the other senior executives of the Company in, and shall be eligible to receive cash incentive compensation in accordance with the terms of, the senior executive compensation plan adopted by the Board for that fiscal year (as applicable to each fiscal year, the “Compensation Plan”).

(2)           The parties acknowledge that the standards and criteria on which awards under the Compensation Plan have historically been based include both corporate earnings targets (measured after all incentive compensation is taken into account) and a somewhat more subjective individual performance factor and that it is the Board’s current expectation (but not the Board’s or the Company’s obligation hereunder) to continue to use similar criteria in determining incentive compensation for all senior executives, including Executive.

(3)           Executive’s minimum Incentive Compensation opportunity for each fiscal year beginning during the Regular Term (Executive’s “Target Bonus”), which is referred to in the current Compensation Plan as Executive’s “Expected Reward Opportunity,” shall be such amount (expressed either as a percentage of base salary, as is currently the case, or as a stated dollar amount) as the Board (or the Compensation Committee of the Board, as applicable) from time to time determines in its sole discretion is appropriate, but (except as provided below with respect to the proration of the Target Bonus payable for the fiscal year ending in 2018) in no event shall Executive’s Target Bonus for any fiscal year beginning during the Regular Term be less than 100% of Executive’s base salary for that fiscal year. Under the current Compensation Plan, the amount of Incentive Compensation awarded to Executive for a particular fiscal year if the “expected” level of achievement (both corporate and individual) is attained for that fiscal year is (by definition) equal to Executive’s Target Bonus. The actual Incentive Compensation awarded to Executive for any particular fiscal year may be more or less than Executive’s Target Bonus, based on the actual level of achievement relative to the performance metrics established for that year by the Board. The Incentive Compensation payable to Executive (x) for the fiscal year of the Company ending in 2017 and (y) if the Regular Term has not ended and the Transition Period has not commenced before the first day of the Company’s fiscal year ending in 2018, for the fiscal year of the Company ending in 2018, shall take into account the following: (i) as to 25% of the Target Bonus, the same metrics and criteria as are used for such fiscal year in respect of the other senior executives of the Company and (ii) as to 75% of the Target Bonus, the Board’s reasonable assessment of Executive’s overall contribution to date to the success of the hiring and effective transition and integration of the Company’s new CEO. Regardless of whether the Transition Period commences at any time on or before the last day of the Company’s fiscal year ending in 2017, the Target Bonus, and therefore the Incentive Compensation payable to Executive, for such fiscal year will not be prorated to any extent by virtue of the fact that the Regular Term comprises only a portion of such fiscal year; but if the Transition Period instead commences at any time during the fiscal year ending in 2018 (i.e., if the Regular Term extends, for any reason, into the fiscal year ending in 2018), the Target Bonus, and therefore the Incentive Compensation payable, for that fiscal year will be prorated based on the number of days from the beginning of the fiscal year to the date on which the Regular Term ends divided by the total number of days in such fiscal year. For the avoidance of doubt, there shall be no Target Bonus associated with or Incentive Compensation payable in respect of the Transition Period, except for any portion of the Transition Period that falls within the Company’s fiscal year ending in 2017 as provided in this Section 5(b)(3); and the Target Bonus applicable under Section 7 in respect of a Termination Date or termination of employment occurring at any time after the Company’s fiscal year ending in 2017 shall be equal to zero.

(4)           With respect to fiscal years of the Company beginning on or after the first day of the Transition Period (or for any portion of any fiscal year other than 2017 during which the Transition Period falls), Executive shall not be entitled to receive any Incentive Compensation.

(c)           Benefit Plans and Fringe Benefits. Executive shall continue, during the Term, to be eligible to participate in all benefit plans and be granted those benefits (including health, life, long-term care, and disability coverage) and perquisites that are currently afforded to Executive (with reference in any event to the limits contemplated by Section 9(m)) and such other benefits and perquisites as are from time to time afforded to other senior executives of the Company generally, along with such additional benefits and perquisites as the Compensation Committee or the Board from time to time determine are appropriate. Notwithstanding the foregoing: (i) the grant or award to Executive of, and the eligibility of Executive to receive, equity-based compensation shall be governed by subsection (f) of this Section and (ii) if the terms or provisions of any benefit plan, program, or arrangement (other than a benefit plan, program, or arrangement providing for or affording Incentive Compensation, equity-based compensation, or health benefits such as medical, prescription drug, dental, or vision coverages or arising out of or relating to the Life Insurance Payments) in which Executive is participating or for which Executive is otherwise eligible immediately before the commencement of the Transition Period to any extent limit or restrict Executive’s continued eligibility or participation during the Transition Period, the Company shall, in consultation with Executive, (x) modify such plan or program to permit Executive’s continued eligibility or participation on the same terms (to the extent permitted under applicable laws, including ERISA), (y) afford Executive the opportunity to obtain substantially the same benefits by means of some alternative arrangement that does not involve additional cost to Executive, or (z) increase Executive’s base salary to the extent required to put Executive in substantially the same economic position as Executive would have been in but for such limitation or restriction.

(d)           Life Insurance Payments. In addition to any other benefits to which Executive may be entitled, the Company shall continue to pay to Executive, or for Executive’s benefit, during the Term the following amounts (collectively, the “Life Insurance Payments”): (i) $12,500 per year, which is the amount of the premium on an existing $2 million insurance policy on Executive’s life that is owned by Executive (or an insurance trust created by Executive) and (ii) $65,000 per year, which is amount paid to Executive in lieu of the second-to-die (with Executive’s spouse) split-dollar life insurance policy arrangement with the Company that was cancelled in May 2003. Executive acknowledges that, although the Company also pays the premiums on certain other key-man life insurance policies, these are maintained for the benefit of and are payable to the Company, and hence are not part of Executive’s compensation arrangements. The Company remains free to deal with such policies as it deems appropriate.

(e)           Additional Equity-Based Compensation.

(1)           For the fiscal year of the Company ending in 2017, Executive shall be entitled to participate in all equity-based compensation programs, including any award of Performance Stock Units (“PSUs”), of the kind as may from time to time be awarded, extended, or made available, during the Regular Term, to other senior executives of the Company. Any such award made during or in respect of the fiscal year ending in 2017 shall not be prorated by virtue of the commencement during such fiscal year of the Transition Period and shall provide that (i) for vesting and other purposes, “employment” shall include not only continued service as an employee of the Company during the Regular Term and the Transition Period but also as a director of the Company and (ii) vesting shall accelerate if Executive ceases for any reason to be a director of the Company or there occurs a “change in control” (within the meaning of the award).

(2)           Commencing with the fiscal year of the Company ending in 2018, Executive shall for as long as he remains a director be entitled to participate in all equity-based compensation programs, including any award of Restricted Stock Units, of the kind (if any) as may from time to time be awarded, extended, or made available to the nonexecutive directors during the Term.

(f)            SERP. The Company shall continue to provide, and Executive shall continue to participate in, the 1994 Supplemental Executive Retirement Plan of the Company, as established for Executive, as the same may heretofore have been or may hereafter be amended with the express written consent of Executive, including any amendments required or determined to be necessary or appropriate to comply with any changes or modifications to any provisions of law or regulations applicable thereto (as so amended, the “SERP”).

(g)           Expense Reimbursement. The Company shall reimburse Executive for business travel, lodging, and meals and other reasonable business expenses incurred by him in his performance of services hereunder, subject to submission of documentation in accordance with the Company’s business expense reimbursement policies from time to time applicable to its senior executives. Any reimbursement of fees and expenses under this subsection (h) shall be made on or before the last day of the year following the year in which the expense is incurred. The amount of fees and expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year. The right to reimbursement under this Section is not subject to liquidation or exchange for another benefit.

(h)           Payments: Withholding of Taxes, etc. Payments of base salary shall be made in biweekly or other installments in accordance with the Company’s general payroll practices from time to time in effect. Incentive Compensation payments for each fiscal year shall be made annually in accordance with the Compensation Plan for such year. All payments to Executive hereunder shall be reduced by taxes and other amounts that the Company is required by law or authorized by Executive to withhold.

6.             D&O COVERAGE; INDEMNIFICATION. To the extent available at reasonable rates (and any rates for comparable coverage not exceeding 200% of the rates currently paid by the Company shall in any event be deemed reasonable for these purposes), the Company agrees to maintain at all times during the Term and for a period of not less than six (6) years following the last day of the Term, and to cause Executive to be covered under, its director/officer and general liability policies for all acts or omissions of Executive within the scope of his employment occurring (or alleged to have occurred) during the Term. Whether or not such coverage exists or is available, the Company further agrees to provide Executive with any other or additional director and officer liability insurance coverage, and to enter into agreements with Executive providing for indemnification, to at least the same extent, and on terms at least as favorable as those, offered by the Company to its other senior executives or directors from time to time during the Term.

7.             TERMINATION.

(a)           In General.

(1)           The Company may at any time elect to terminate Executive’s employment under this Agreement by delivery of a Termination Notice to Executive for any reason (including on account of Disability) or no reason, with or without Cause, in which event the termination provisions of this Agreement shall govern.

(2)           Executive may at any time elect to terminate his employment under this Agreement by delivery of a Termination Notice to the Company for any reason (including on account of Disability) or no reason, with or without Good Reason, in which event the termination provisions of this Agreement shall govern.

(3)           Any termination of Executive’s employment pursuant to or as contemplated by the various subsections of this Section 7 shall not be deemed a breach of this Agreement. Any election to terminate Executive’s employment pursuant to subsection (b), (c), or (d) shall be communicated by the terminating party by a Termination Notice given as provided in such subsection.

(4)           Upon Executive’s death, Executive’s employment (and therefore the Term) shall be deemed terminated, and (provided that there has not previously occurred a termination of employment pursuant to or as contemplated by any of the other subsections of this Section 7), the Company shall pay the death benefits described in subsection (e) of this Section 7.

(5)           For the avoidance of doubt, Executive shall be entitled to payment pursuant to no more than one of subsections (b), (c), (d), (e), or (f) of this Section 7, as applicable, upon and following only the first occurrence (if any) of an event described in any of such subsections.

(6)           Notwithstanding anything in this Agreement to the contrary, to the extent any payment described in this Section 7 constitutes deferred compensation subject to Code Section 409A and this Agreement refers to payment commencing on or after the “Termination Date,” the term “Termination Date” shall be interpreted to mean or include a “Separation from Service” and the provisions of Section 9(o) shall be taken into account.

(b)           Involuntary or For Good Reason. The Company may elect to terminate Executive’s employment at any time other than for Cause or Disability by giving Executive a Termination Notice to that effect specifying a Termination Date that is not less than thirty (30) nor more than ninety (90) days after the date the Termination Notice is given, and Executive may elect to terminate his employment at any time for Good Reason by giving the Company a Termination Notice stating the grounds therefor and specifying a Termination Date that is not less than twenty (20) nor more than ninety (90) days after the date the Termination Notice is given (or, if earlier, a Termination Date that is the date immediately preceding an intervening Change in Control). If such a Termination Notice is delivered in compliance with and meeting the conditions of the immediately preceding sentence, Executive’s employment shall be terminated as and when so provided. If the Termination Notice properly establishes as the Termination Date a date during the Regular Term and before the occurrence of a Change in Control, the Company shall then:

(1)           Pay to Executive any unpaid base salary accrued through the Termination Date and any unpaid Incentive Compensation to which Executive is entitled for fiscal years ending on or before the Termination Date, which amounts shall be paid on the dates such amounts would otherwise have been paid (in accordance with the usual payroll practices of the Company in effect on the day before the Termination Date) but for the termination;

(2)           Pay to Executive an amount equal to the Target Bonus established for the fiscal year in which the Termination Date occurs (which Target Bonus shall, if the Termination Date occurs at any time after the Company’s fiscal year ending in 2017, be equal to zero), prorated for the number of days from the beginning of the fiscal year to the Termination Date, which shall be paid in a lump sum one (1) month after the Termination Date;

(3)           Continue paying Executive’s base salary, at the rate in effect on the Termination Date, for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended), which amounts shall be paid on the dates such amounts would otherwise have been paid (in accordance with the usual payroll practices of the Company in effect on the day before the Termination Date) but for the termination;

(4)           Pay to Executive annual amounts in lieu of Incentive Compensation, each of which shall be equal to the Target Bonus established for the fiscal year in which the Termination Date occurs (which Target Bonus shall, if the Termination Date occurs at any time after the Company’s fiscal year ending in 2017, be equal to zero), which shall be paid on the first, second, and third anniversaries of the Termination Date (even if such dates extend beyond the date the Term would otherwise have ended);

(5)           Subject to Section 7(b)(8), continue providing all Benefits (or Benefit Equivalent Payments) for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended); and

(6)           Continue paying the Life Insurance Payments that would otherwise have been payable under Section 5(d) (on the dates such amounts would have been paid but for the termination) for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended).

(7)           In addition to the foregoing, all other equity-based compensation (including all other stock grants and PSUs) shall vest as respects any time-based vesting and shall vest as respects any performance-based vesting applicable to the then current fiscal year (without regard to actual performance) fully and immediately (and, in the case of PSUs, the underlying shares so vesting shall immediately become distributable) as of the Termination Date. No such vesting will occur to the extent determined on the basis of performance (as opposed to a lapse of time), during any subsequent fiscal year or years, except as otherwise provided in the corresponding award instrument or the terms otherwise applicable thereto.

(8)           All reimbursements and in-kind benefits that may be provided under Section 7(b)(5) or Section 7(b)(6) shall be provided commencing on the Termination Date and ending three (3) years thereafter. The amount of expenses eligible for reimbursement under this Agreement, or in-kind benefits provided under this Agreement, during a year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year. The reimbursement of an eligible expense shall be made on or before the last day of the year following the year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

If the Termination Notice properly establishes as the effective date of termination a date during the Transition Period (whether before, at the time of, or after the occurrence of a Change in Control), then (i) the foregoing provisions shall not apply and (ii) the Company shall continue making all payments and providing all Benefits (or Benefit Equivalent Payments) to which Executive would otherwise be entitled for the balance of the Transition Period had Executive’s employment not been terminated, including the base salary provided for in Section 5(a)(2), any Target Bonus payable pursuant to Section 5(b)(3), the benefits required to be provided pursuant to Section 5(c), any Life Insurance Payments payable under Section 5(d), and any equity-based compensation to which Executive is otherwise entitled under Section 5(e).

(c)           For Cause or Without Good Reason. The Company may elect to terminate Executive’s employment at any time for Cause by giving Executive a Termination Notice stating the grounds therefor and specifying an effective date of termination, which may be any date that is on or after (but not more than ninety (90) days after) the date the Termination Notice is given, and Executive may elect to terminate his employment at any time other than for

Good Reason or on account of Disability by giving the Company a Termination Notice to that effect specifying an effective date of termination that is not less than thirty (30) nor more than ninety (90) days after the date the Termination Notice is given. If such a Termination Notice is delivered in compliance with and meeting the conditions of the immediately preceding sentence, Executive’s employment will be terminated as and when so provided, and if the Termination Notice properly establishes an effective date of termination during the Term, Executive shall be entitled to any unpaid base salary accrued through such effective date and any Incentive Compensation accrued but unpaid for fiscal years ending before such effective date (which amounts shall be paid on the dates such amounts would otherwise have been paid (in accordance with the usual payroll practices of the Company in effect on the day before the effective date of termination) but for the termination), but Executive shall not be entitled to any Incentive Compensation for the fiscal year in which the effective date of termination occurs or any other payments otherwise due hereunder. In addition, all benefits and Life Insurance Payments shall cease as of such effective date, except for Executive’s COBRA rights or to the extent that the applicable benefit plan or applicable law requires the provision of benefits for a longer period.

(d)           On Account of Disability. Either the Company or Executive may elect to terminate Executive’s employment on account of and upon Disability by giving to the other a Termination Notice to that effect specifying an effective date of termination of employment that is not less than thirty (30) nor more than ninety (90) days after the date the Termination Notice is given. If such a Termination Notice properly establishes a Termination Date during the Term (whether during the Regular Term or the Transition Period), then Executive’s employment will be terminated as and when so provided and the Company shall then:

(1)           Pay to Executive any unpaid base salary accrued through the Termination Date and any unpaid Incentive Compensation to which Executive is entitled for fiscal years ending on or before the Termination Date, which amounts shall be paid on the dates such amounts would otherwise have been paid (in accordance with the usual payroll practices of the Company in effect on the day before the Termination Date) but for the termination;

(2)           Pay to Executive an amount equal to the Target Bonus established for the fiscal year in which the Termination Date occurs (which Target Bonus shall, if the Termination Date occurs at any time after the Company’s fiscal year ending in 2017, be equal to zero), prorated for the number of days from the beginning of the fiscal year to the Termination Date, which shall be paid in a lump sum one (1) month after the Termination Date;

(3)           Pay to Executive an amount equal to $1,200,000, which amount shall be payable in equal monthly installments over a period of three (3) years commencing one (1) month after the Termination Date (even if such period extends beyond the date the Term would otherwise have ended);

(4)           Subject to Section 7(d)(7), continue providing all Benefits (or Benefit Equivalent Payments) for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended); and

(5)           Continue paying the Life Insurance Payments that would otherwise have been payable under Section 5(d) (on the dates such amounts would have been paid but for the termination) for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended).

(6)           In addition to the foregoing, all other equity-based compensation (including all other stock grants and PSUs) shall vest as respects any time-based vesting and shall vest as respects any performance-based vesting applicable to the then current fiscal year (without regard to actual performance) fully and immediately (and, in the case of PSUs, the underlying shares so vesting shall immediately become distributable) as of the Termination Date. No such vesting will occur to the extent determined on the basis of performance (as opposed to a lapse of time), during any subsequent fiscal year or years, except as otherwise provided in the corresponding award instrument or the terms otherwise applicable thereto.

(7)           All reimbursements and in-kind benefits that may be provided under Section 7(d)(4) or Section 7(d)(5) shall be provided commencing on the Termination Date and ending three years thereafter. The amount of expenses eligible for reimbursement under this Agreement, or in-kind benefits provided under this Agreement, during a year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year. The reimbursement of an eligible expense shall be made on or before the last day of the year following the year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e)           Payments upon Death of Executive. If Executive dies at any time during the Term, then the Company shall pay to Executive’s personal representative or other successor in interest (i) any unpaid base salary accrued through the date of death and any unpaid Incentive Compensation to which Executive is entitled for fiscal years ending on or before the date of death, which amounts shall be paid on the dates such amounts would otherwise have been paid (in accordance with the usual payroll practices of the Company in effect on the day before the date of death) but for Executive’s death (but in no event later than one (1) month after the date of death) and (ii) a cash lump-sum payment, one (1) month after the date of death, equal to the sum of the following:

(1)           An amount equal to the Target Bonus established for the fiscal year in which the date of death occurs (which Target Bonus shall, if the date of death occurs at any time after the Company’s fiscal year ending in 2017, be equal to zero), prorated for the number of days from the beginning of the fiscal year to the date of death; plus

(2)           An amount equal to the greater of:

(i)            $1,200,000 and

(ii)           The sum of the following amounts: (x) Executive’s annual base salary in effect on the date of death plus (y) the Target Bonus for the fiscal year in which the date of death occurs (which Target Bonus shall, if the date of death occurs at any time after the Company’s fiscal year ending in 2017, be equal to zero), which sum shall be multiplied by three (3) if Executive’s death occurs before a Change in Control (and otherwise shall be multiplied by one (1)); plus

(3)           The total amount of Benefit Equivalent Payments in respect of the Benefits that would have been afforded to Executive: (x) if Executive’s death occurs before a Change in Control, for the period of three (3) years following the date of death (as though Executive had not died and the Term extended at least through the end of such three-year period and notwithstanding that the Company could have continued providing such Benefits) or (y) if Executive’s death occurs on or after a Change in Control, for the period of one (1) year following the date of death (as though the Term extended at least through the end of such one-year period and notwithstanding that the Company could have continued providing such Benefits); plus

(4)           The total amount of the Life Insurance Payments that would have been payable to Executive: (x) if Executive’s death occurs before a Change in Control, for the period of three (3) years following the date of death (as though Executive had not died and the Term extended at least through the end of such three-year period) or (y) if Executive’s death occurs on or after a Change in Control, for the period of one (1) years following the death (as though the Term extended at least through the end of such one-year period).

(f)            Involuntary or Good Reason Termination on or After Change in Control. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause, or by Executive with Good Reason, in either such case pursuant to a Termination Notice properly establishing a Termination Date during the Regular Term and on or after the occurrence of a Change in Control and, in the case of a Termination Notice delivered by Executive, during the Regular Term and not later than thirty (30) days after the first anniversary of the occurrence of a Change in Control, and provided that Executive’s Separation from Service actually occurs after the Change in Control, the Company shall pay to Executive (i) any unpaid base salary accrued through the Termination Date and any unpaid Incentive Compensation to which Executive is entitled for fiscal years ending on or before the Termination Date, which amounts shall be paid on the dates such amounts would otherwise have been paid (in accordance with the usual payroll practices of the Company in effect on the day before the Termination Date) but for the termination (but in no event later than one (1) month after the Termination Date) and (ii) a cash lump-sum payment, one (1) month after the Termination Date, equal to the sum of the following:

(1)           Executive’s base salary, at the rate in effect on the Termination Date, for the balance of the fiscal year in which the Termination Date occurs; plus

(2)           An amount equal to the Target Bonus established for the fiscal year in which the Termination Date occurs (which Target Bonus shall, if the Termination Date occurs at any time after the Company’s fiscal year ending in 2017, be equal to zero); plus

(3)           An amount equal to the greater of:

(i)            $1,200,000 and

(ii)           The sum of the following amounts: (x) Executive’s annual base salary in effect on the Termination Date plus (y) the Target Bonus established for the fiscal year in which the Termination Date occurs (which Target Bonus shall, if the Termination Date occurs at any time after the Company’s fiscal year ending in 2017, be equal to zero); plus

(4)           The total amount of Benefit Equivalent Payments in respect of the Benefits that would have been afforded to Executive for the period of one (1) year following the Termination Date (as though the Term extended at least through the end of such one-year period and notwithstanding that the Company could have continued providing such Benefits); plus

(5)           The total amount of the Life Insurance Payments that would have been payable to Executive for the period of one (1) years following the Termination Date (as though the Term extended at least through the end of such one-year period).

(g)           Change in Control Following Termination. Notwithstanding the foregoing or any other provision hereof, if, at any time after the Termination Date or other effective date in respect of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, or by the Company or Executive on account of Disability, or by virtue of Executive’s death, there occurs a Change in Control, all amounts remaining payable to Executive as set forth above shall be accelerated and paid to Executive on the date of the Change in Control. For purposes of Section 7(f) and this Section 7(g) only, a “Change in Control” means a change in the ownership or effective control of the Company, a change in the ownership of a substantial portion of the assets of the Company, or any other change or event that constitutes a “change in control event” within the meaning of Section 409A of the Code or the Regulations thereunder.

(h)           Release. As a condition precedent to receiving payment of the amounts payable under subsections (b), (d), or (f), Executive shall execute and deliver to the Company a general release (in form reasonably satisfactory to the Company and to Executive) of all claims against the Company and its subsidiaries (and their respective officers, directors, employees, and agents) other than: (i) claims for payment of amounts due under this Section 7, (ii) claims for reimbursement under Section 5(g) of expenses incurred on or before the effective date of termination of Executive’s employment; (iii) claims arising out of or relating to the obligations of the Company to maintain insurance and to indemnify Executive as set forth in Section 6 or in any other document or instrument; and (iv) claims arising out of or under any other written agreement to which the Company and Executive are parties or any employee benefit plan (including the SERP). Such release shall become effective in accordance with its terms but no later than the 60th day following the effective date of termination of Executive’s employment. Notwithstanding anything in this Agreement to the contrary, payments of the amounts due under this Section 7 shall commence no sooner than the day following the date the release becomes effective, provided that, if the 60-day period spans two calendar years, the payments shall commence in the second calendar year. The timing of Executive’s execution and delivery of the release shall not defer the timing of payment of any benefit hereunder, and (provided that the Company has made available to Executive the form of release required by this subsection at least fifteen (15) calendar days before the date such payment is due to be made) Executive will forfeit any portion of any payment that becomes due before Executive executes and delivers such release to the Company and any revocation period prescribed under applicable law has expired.

(i)            Exclusive Remedy. Executive agrees that the payments, benefits, and entitlements contemplated by this Section 7 (and any acceleration of vesting of an equity-based award in accordance with the terms of such award) shall, if such payments, benefits, or entitlements are actually made or provided and such accelerated vesting and any other equity provision is actually effected (including with respect to delivery of shares) as required by the applicable provisions of this Section 7 (and the terms of any such award), constitute the sole and exclusive remedy for such termination of his employment and separation from the Company, and, provided such payments, benefits, or entitlements are actually made as set forth herein and subject to the terms and conditions hereof otherwise applicable, Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to such termination of employment or separation. This subsection (i) does not in any way limit any right of either party to contest the characterization of a termination (for example, and without limitation, the right of Executive to contest whether the Company had Cause to terminate Executive’s employment in a purported termination for Cause) and, if successful, to receive the payments, benefits, or entitlements due for such a termination in accordance with the terms hereof.

(j)            SERP. Any and all amounts from time to time due to Executive or his spouse (or their respective successors) under the terms of the SERP shall remain payable in accordance with the terms of the SERP, notwithstanding any termination of Executive’s employment hereunder or execution by Executive of the general release described above.

(k)           No Duty to Mitigate. Executive shall have no duty to mitigate his damages, including any duty to seek other employment, in the event of any breach by the Company of this Agreement. In no event shall any amount payable to Executive hereunder be subject to offset for any compensation or other amount received from any third party, including proceeds or benefits received from any insurance carrier.

8.             CERTAIN RESTRICTIONS.

(a)           Confidentiality and Nonsolicitation. Executive agrees that in the performance of his duties hereunder he shall abide and be bound by the Company’s Code of Conduct. Without limiting the generality of the foregoing, Executive acknowledges that he is subject to the confidentiality and nonsolicitation restrictions set forth in the Code of Conduct.

(b)           Competitive Activity.

(1)           In addition to and without limitation of the restrictions in the Company’s Code of Conduct, Executive agrees that Executive shall not, without the prior written consent of the Company:

(i)            During the period he is employed by the Company (the “Employment Period”) and (provided the Company is not in default for more than thirty (30) days after written notice thereof in the making of any payments required by Section 7 as and when the same are due) after termination of his employment during the Restriction Period provided for in paragraph (2) below, directly or indirectly engage or participate in (as an owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business that is competitive with the business of the Company or any of its subsidiaries (x) during the Employment Period, as it is being conducted while he is employed by the Company or (y) during the Restriction Period, as it is being conducted at the time of the termination of Executive’s employment (a “Competitive Business”);

(ii)           After termination of his employment and during the Restriction Period provided for in paragraph (2) below, directly or indirectly solicit or attempt to persuade any person or entity who was, at any time within the two (2) year period before such termination an employee or independent contractor of the Company, to terminate his, her, or its relationship with the Company; or

(iii)          After termination of his employment and during the Restriction Period provided for in paragraph (2) below, directly or indirectly employ, hire, or retain any person or entity who was an employee or independent contractor of the Company at any time within the one (1) year period before such termination.

(2)           For purposes hereof, “Restriction Period” means the period beginning on the first to occur of the Termination Date or other effective date of termination of Executive’s employment with the Company (including upon or following the expiration of the Term) (the “Restriction Period Commencement Date”) and ending:

(i)            In the case of a termination of Executive’s employment before the occurrence of a Change in Control (i) by the Company other than on account of Disability, whether with or without Cause or (ii) by Executive other than on account of Disability, whether or not for Good Reason: One (1) year after the Restriction Period Commencement Date;

(ii)           In the case of a termination of Executive’s employment by the Company or by Executive for whatever reason on or after the date of a Change in Control as described in Section 7(f) above: One (1) year after the Restriction Period Commencement Date;

(iii)          In the case of a termination of Executive’s employment before the occurrence of a Change in Control by the Company or by Executive on account of Disability: Three (3) years after the Restriction Period Commencement Date; and

(iv)          In the case of a termination of Executive’s employment for any reason upon or after the expiration of the Term (and without regard to whether such termination occurred pursuant to the provisions hereof regarding termination): One (1) year after Restriction Period Commencement Date.

(3)           Notwithstanding the foregoing, Executive may own up to a five percent (5%) interest in a publicly traded corporation or other entity engaged in a Competitive Business.

(c)           Remedies for Breach. Executive acknowledges that the provisions of subsections (a) and (b) are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other legal or equitable relief or remedy available to the Company, the Company shall be entitled to seek and may obtain an appropriate injunction or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and that no bond or security shall be required in connection therewith) together with an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative. In any action or proceeding brought to enforce the provisions of subsections (a) or (b) of this Section 8, the prevailing party shall be entitled to receive from the other party its reasonable costs and expenses incurred to enforce such provisions or defend against such enforcement (as the case may be), including reasonable attorneys’ fees.

(d)           Modification. If any provision of subsections (a) or (b) of this Section 8 is deemed illegal, invalid, or unenforceable to any extent, under any present or future law, such provision shall, to the extent not otherwise subject to being reformed as provided in the next sentence, be fully severable and this Agreement shall be construed as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. If, however, a court determines that any of the restrictions contained in subsection (b) are unreasonable in terms of scope, duration, geographic area, or otherwise, or any of the provisions in subsections (a) or (b) are otherwise illegal, invalid, or unenforceable, then such restrictions or provision, as applicable, shall be reformed to the extent necessary so that the same shall be rendered enforceable to the fullest extent otherwise permissible under applicable law, and the parties hereto do hereby expressly authorize any such court to so provide.

9.             MISCELLANEOUS.

(a)           Entire Agreement; Amendment. This Agreement, together with the agreements and plans referenced herein and the exhibits hereto, supersedes all prior agreements between the parties with respect to its subject matter (including the Existing Employment Agreement, which this Agreement amends and restates in its entirety), is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties.

(b)           Change in Fiscal Year. Notwithstanding any other provision hereof, in the event of a change in the period of time constituting the fiscal year of the Company, equitable adjustments shall be made to those terms hereof that are dependent upon a determination of fiscal year, as may be reasonably determined by the Company upon approval of the Board in good faith, but no such change in fiscal year shall materially increase or decrease the benefits and burdens of the parties hereunder.

(c)           Incorporation of Recitals. The background recitals to this Agreement are an integral part of and by this reference are hereby incorporated into this Agreement.

(d)           Notices. Any notice required or permitted hereunder (including any Termination Notice) shall be in writing and shall be delivered in person (including delivery by commercial courier service) or sent by certified mail, return receipt requested, to the following address:

If to the Company:	Attn: Chief Financial Officer and
Attn: Chairman, Compensation Committee
of the Board of Directors
in each case at the address of the Company’s
principal office in the State of Maryland

If to Executive:	To the address of Executive’s
principal residence in the State of Maryland

or to such other address of which either party has theretofore given notice in accordance with this subsection.

(e)           Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged therewith.

(f)            Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by either party without the consent of the other. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s personal representative or other successor in interest.

(g)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

(h)           Certain Rules of Construction.

(1)           Number. The definitions contained in Section 1 and elsewhere in this Agreement shall be equally applicable to both the singular and plural forms.

(2)           “Including”; “Or.” The word “including” means and shall be read as “including but not limited to” and the word “or” means “or” in the nonexclusive sense, i.e., either “and” or “or.”

(3)           Section, etc. References. Except as otherwise specified herein, references herein to Sections, subsections, and paragraphs are references to the Sections, subsections, and paragraphs of this Agreement.

(4)           Headings. The headings and subheadings in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

(i)            Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to any provision that would result in the application of the laws of any other state or jurisdiction.

(j)            Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(k)           Legal Expenses. If the Company fails at any time to pay or provide for payment of any amount required to be paid or provided for hereunder, Executive shall be entitled to consult with independent counsel of his choice, and the Company shall pay the reasonable fees and expense of such counsel in connection therewith and in otherwise advising him or in bringing any action or proceeding, or in defending any action or proceeding, involving Executive’s rights under this Agreement; provided, however, that if Executive commences any such action or proceeding, Executive shall not be entitled to recover such fees and costs if it is expressly determined by the court or tribunal before which the action or proceeding is conducted that Executive brought the claim in bad faith or the claim was frivolous. Such right to reimbursement shall be immediate upon the presentment by Executive of written billings for such reasonable fees and expenses, but, if Executive commences any action or proceeding against the Company, any award or judgment against Executive in such action or proceeding shall require him to repay such amounts, net of any income taxes paid or payable by Executive in respect of such amounts, if such amounts are incurred in connection with an action or proceeding commenced by Executive and it is ultimately determined by the court or tribunal before which the action or proceeding is conducted that Executive brought such action or proceeding in bad faith or the claim was frivolous. The Company shall have the burden of proving that any claim was asserted in bad faith or was frivolous for purposes of this subsection. In addition, the Company agrees to pay the reasonable fees and expenses of independent counsel for Executive in connection with the negotiation, preparation, execution, and implementation of this Agreement. Notwithstanding the foregoing, any reimbursement of fees and expenses described in this subsection shall be made on or before the last day of the year following the year in which the fee or expense is incurred. The amount of fees and expenses eligible for reimbursement during a year shall not affect the fees and expenses eligible for reimbursement in any other year. The right to reimbursement under this subsection is not subject to liquidation or exchange for another benefit.

(l)            Interest on Overdue Payments. Any amount payable to Executive under this Agreement that is not paid when due shall bear interest at an annual rate equal to the prime rate of interest from time to time quoted as such in The Wall Street Journal plus two percent (2%).

(m)          Company Policies, Plans and Programs. Whenever any rights under this Agreement depend on the terms of a policy, plan, or program of application to all employees generally or to any specified class of employees that is established or maintained by the Company, any determination of such rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program of application to all employees generally or to any specified class of employees that is established or maintained by the Company shall preclude the Company from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then-existing policy, plan, or program. This Agreement shall be construed in a manner generally consistent with any such policy, plan, or program, as existing from time to time, but in the event of a direct conflict between the provisions of this Agreement and those of any such policy, plan, or program, the provisions of this Agreement providing economic benefits or payments to Executive shall prevail.

(n)           Board Action. Any action that may be taken hereunder by the Board of Directors of the Company with respect to the compensation and benefits of Executive may be taken by an authorized committee of the Board.

(o)           Code Section 409A. To the extent that this Agreement or any plan, program, or award of the Company in which Executive participates or which has been or is granted by the Company to Executive, as applicable, is subject to Section 409A of the Code, the Company and Executive, upon the request of one to the other, agree to cooperate and work together in good faith to timely amend each such plan, program, or award to comply with Section 409A of the Code. In the event that Executive and the Company do not agree as to the necessity, timing, or nature of a particular amendment intended to satisfy Section 409A of the Code, reasonable deference will be given to Executive’s reasonable interpretation of such provisions. Notwithstanding anything herein to the contrary, in the event that Executive is subject to any payment or benefit at a time when he is a “specified employee” (within the meaning of Section 409A), the Company shall, at and upon the direction of Executive, delay the making of such payment or benefit to the extent reasonably necessary to satisfy Section 409A. In addition, references to payments to be paid “promptly following the Termination Date” or similar references shall mean no later than two and one-half months after the Termination Date. Notwithstanding the foregoing, if Executive is a “specified employee” for purposes of Code Section 409A and there is a Separation from Service with respect to Executive, Executive shall be entitled to receive post-Separation of Service payments and benefits under this Agreement beginning on the date that is six (6) months after the date of his Separation from Service. To the extent that any form of coverage, reimbursement, or in-kind benefit provided for in Section 7 is not taxable or is otherwise exempt from Code Section 409A, the preceding sentence shall not apply. In no event shall the Company be required to assume any liability or obligation for payment, whether to Executive or any other person or entity, in order to fulfill its obligations under this Section 9(o).

[Balance of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement under seal as of the Effective Date.

WITNESS/ATTEST:	TESSCO TECHNOLOGIES INCORPORATED

/s/	By:	/s/ Aric M. Spitulnik	(SEAL)
Aric Spitulnik
Chief Financial Officer and
Senior Vice President

EXECUTIVE

/s/	/s/ Robert B. Barnhill, Jr.		(SEAL)
Robert B. Barnhill, Jr.